EXHIBIT 21
                                SUBSIDIARIES

The Registrant has two wholly-owned subsidiaries: SEA, Inc. - A Delaware Corporation, and Nautical Realty A/S - A Danish Corporation. The primary asset of Nautical Realty A/S was sold during the year and the dissolution of Nautical Realty A/S commenced October 1, 1997.

The Registrant has a 97.5% owned subsidiary - Narrowband Network Systems, Inc. - A Washington Corporation, and a 60% owned subsidiary - Datamarine International Australia PTY, LTD. - A New South Wales, Australia
Corporation.